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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 5 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 12, 1998, relating to financial statements and the financial highlights appearing in the December 31, 1997 Annual Report to Shareholders of New England Funds Trust III, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Independent Accountants" and "Financial Statements" in the Statements of Additional Information.


/s/ Price Waterhouse LLP
Price Waterhouse LLP
Boston, Massachusetts
April 24, 1998